Exhibit 99.1

Tango Therapeutics and BCTG Acquisition Corp. Announce Merger Agreement to Create Publicly Listed Precision Medicine Company Focused on the Next Generation of Targeted Cancer Therapies

- Leading institutional investors commit $186 million through a common stock private investment in public equity (“PIPE”) led by Boxer Capital

- Total proceeds expected to be approximately $353 million, combining funds held in trust by BCTG Acquisition Corp and the PIPE financing

- Merger expected to be completed in third quarter of 2021, and Combined Company will be listed on Nasdaq under the ticker “TNGX” –

- Joint investor conference call to discuss the proposed transaction today, Wednesday, April 14, at 10:00 a.m. ET –

CAMBRIDGE, Mass. – April 14, 2021 – Tango Therapeutics, a biotechnology company committed to discovering and delivering the next generation of precision cancer medicines, and BCTG Acquisition Corp. (Nasdaq: BCTG), a special purpose acquisition company (SPAC) sponsored by Boxer Capital, today announced they have entered into a definitive merger agreement. Upon closing of the transaction, the company will be named Tango Therapeutics, Inc. (Combined Company) and will be led by Barbara Weber, MD, President and Chief Executive Officer of Tango. Tango Therapeutics, Inc. common stock is expected to be listed on Nasdaq under the ticker symbol “TNGX”.

In addition to the approximately $167 million held in BCTG Acquisition Corp.’s trust account (less any redemptions), a group of healthcare investors has committed to participate in the transaction through a common stock PIPE of approximately $186 million at $10.00 per share. Investors in the PIPE include lead investor and SPAC sponsor Boxer Capital, as well as Avoro Capital Advisors, Bain Capital Life Sciences, funds and accounts managed by Blackrock, EcoR1 Capital, Farallon Capital, Fidelity Management & Research Company LLC, Foresite Capital, Janus Henderson Investors, Logos Capital, RA Capital Management, Samsara BioCapital, Southpoint Capital, Surveyor Capital (a Citadel Company) and Woodline Partners LP, in addition to existing Tango Therapeutics shareholders including Casdin Capital, Cormorant Asset Management and Gilead Sciences.

“This morning’s announcement is a key milestone for Tango as it ensures we have access to the capital needed to advance our preclinical programs and initiate clinical studies of our three lead programs, as we continue our mission of bringing transformational therapies to patients” said Dr. Weber. “I would like to thank all those involved in making this transaction a success, including Boxer Capital, our existing and new investors, and the entire Tango team.”

“We were particularly interested in partnering BCTG with a company with a novel approach to treating cancer, a deep pipeline and an exceptional management team, and Tango perfectly embodies the platform and company we had in mind with its focus on synthetic lethality,” said Aaron Davis, co-founder and Chief Executive Officer of Boxer Capital, LLC and Chairman and Chief Executive Officer of BCTG Acquisition Corp. “Tango’s lead program, targeting PRMT5, leverages a unique mechanism of action with the potential to address a significant patient population across multiple cancer types, and we are excited about this transaction and supporting Tango on their path into the clinic and beyond.”

Proceeds from the transaction are expected to provide Tango with the capital needed to further develop its pipeline, including the following activities:

•	IND filing for Tango’s lead program, TNG908, an MTA-cooperative PRMT5 inhibitor, expected in the fourth quarter of 2021 and advance it into the clinic with a comprehensive development plan exploring multiple cancer types;
•	IND filing for Tango’s USP1 inhibitor expected in 2022 and advance it into the clinic for treatment of BRCA1-mutant breast, ovarian and prostate cancer;
•	IND filing for an undisclosed target expected in 2023 and advance it into the clinic for treatment of STK11-mutant lung cancer; and
•	Progressing multiple preclinical programs into development with the goal of filing one new IND every 12 to 18 months.

Summary of Transaction

Current Tango shareholders are converting 100% of their existing equity interests into common stock of the Combined Company. In addition to the approximately $167 million held in the BCTG trust account (less any redemptions), an additional group of premier healthcare investors has committed to participate in the transaction through a common stock PIPE of approximately $186 million at $10.00 per share.

The Combined Company is expected to receive gross proceeds of approximately $353 million at the closing of the transaction (assuming no redemptions from BCTG’s trust account), which is expected in the third quarter of 2021. The close of this transaction is subject to approval of BCTG shareholders and the satisfaction or waiver of certain other customary closing conditions.

Goldman Sachs & Co. LLC and SVB Leerink acted as financial advisors for BCTG Acquisition Corp. Goldman Sachs & Co. LLC, SVB Leerink, and Guggenheim Securities, LLC acted as private placement agents for BCTG Acquisition Corp. Barclays acted as capital market and financial advisor to Tango. Wedbush PacGrow also acted as an advisor to Tango. Goodwin Procter LLP acted as legal counsel to Tango. Loeb & Loeb LLP acted as legal counsel to BCTG Acquisition Corp. Cooley LLP acted as legal counsel to the private placement agents.

The description of the business combination contained herein is only a high-level summary. Additional information about the transaction will be provided in a Current Report on Form 8-K that will contain an investor presentation to be filed by BCTG Acquisition Corp. with the Securities and Exchange Commission (“SEC”) and will be available at www.sec.gov. In addition, BCTG Acquisition Corp. intends to file a registration statement on Form S-4 with the SEC, which will include a proxy statement/prospectus, and will file other documents regarding the proposed transaction with the SEC.

Conference Call Information

Tango and BCTG Acquisition Corp. will host a conference call today, Wednesday, April 14, 2021, at 10:00 a.m. Eastern Time, to discuss the proposed transaction. To access the conference call, please dial 1 (888) 317-6003 (local) or 1 (412) 317-6061 (international) at least 10 minutes prior to the start time and reference conference ID: 9522795.

About Tango Therapeutics

Tango Therapeutics is a biotechnology company dedicated to discovering novel drug targets and delivering the next generation of precision medicine to people with cancer. Using an approach that starts and ends with patients, Tango leverages the genetic principle of synthetic lethality to discover and develop therapies that take aim at driver genes in cancer. The company is focused on counteracting tumor suppressor gene loss and reversing the ability of cancer cells to evade the immune system. For more information, please visit www.tangotx.com.

About BCTG Acquisition Corp. (BCTG)

BCTG Acquisition Corp. (“BCTG”) is a Delaware corporation formed for the purpose of entering into a business combination with one or more businesses in the biotechnology sector, with a focus on targeted oncology.  On September 8, 2020, BCTG raised approximately $167 million for this purpose in its initial public offering.  BCTG is sponsored by Boxer Capital of Tavistock Group.

About Boxer Capital of Tavistock Group

Boxer Capital is a private biotechnology investment fund based in San Diego, California that invents and invests in new therapeutics across multiple indications in order to create value through improved patient care and outcomes.  Founded by the life sciences team at Tavistock Group in 2005, Boxer Capital invests in private and public companies representing the entire drug development lifecycle from early-stage preclinical discovery assets to late-stage clinical and commercial stage companies. For more information, please visit www.boxercap.com.

Important Information About the Merger and Where to Find It

This document relates to a proposed transaction between BCTG Acquisition Corp. and Tango Therapeutics. A full description of the terms of the business combination will be provided in a registration statement on Form S-4 to be filed with the SEC by BCTG Acquisition Corp. that will include a prospectus with respect to the Combined Company’s securities to be issued in connection with the business combination and a proxy statement with respect to the shareholder meeting of BCTG Acquisition Corp. to vote on the business combination. BCTG Acquisition Corp. urges its investors, shareholders and other interested persons to read, when available, the preliminary proxy statement/ prospectus as well as other documents filed with the SEC because these documents will contain important information about BCTG Acquisition Corp., Tango, and the business combination. After the registration statement is declared effective, the definitive proxy statement/prospectus to be included in the registration statement will be mailed to shareholders of BCTG Acquisition Corp. as of a record date to be established for voting on the proposed business combination. Once available, shareholders will also be able to obtain a copy of the S-4, including the proxy statement/prospectus, and other documents filed with the SEC without charge, by directing a request to: BCTG Acquisition Corp. at 12860 El Camino Real, Suite 300, San Diego, CA 92130. The preliminary and definitive proxy statement/prospectus to be included in the registration statement, once available, can also be obtained, without charge, at the SEC’s website (www.sec.gov).

Participants in the Solicitation

BCTG and Tango and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from BCTG’s stockholders in connection with the proposed transaction. A list of the names of the directors and executive officers of BCTG and information regarding their interests in the business combination will be contained in the proxy statement/prospectus when available. You may obtain free copies of these documents as described in the preceding paragraph.

Forward-Looking Statements

This document contains certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed transaction between BCTG Acquisition Corp. (“BCTG”) and Tango Therapeutics (“Tango”). These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including but not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect the price of BCTG’s securities, (iii) the failure to satisfy the conditions to the consummation of the transaction, including the adoption of the Agreement and Plan of Merger, dated as of April 13, 2021 (the “Merger Agreement”), by the stockholders of BCTG, the satisfaction of the minimum trust account amount following redemptions by BCTG’s public stockholders and the receipt of certain governmental and regulatory approvals, (iv) the inability to complete the PIPE investment in connection with the transaction, (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, (vi) the effect of the announcement or pendency of the transaction on Tango business relationships, operating results and business generally, (vii) risks that the proposed transaction disrupts current plans and operations of Tango and potential difficulties in Tango employee retention as a result of the transaction, (viii) the outcome of any legal proceedings that may be instituted against Tango or against BCTG related to the Merger Agreement or the transaction, (ix) the ability to maintain the listing of BCTG’s securities on a national securities exchange, (x) the price of BCTG’s securities may be volatile due to a variety of factors, including changes in the competitive and highly regulated industries in which BCTG plans to operate or Tango operates, variations in operating performance across competitors, changes in laws and regulations affecting BCTG’s or Tango’s business and changes in the combined capital structure, (xi) the ability to implement business plans, forecasts, and other expectations after the completion of the transaction, and identify and realize additional opportunities, and (xii) the risk of downturns and a changing regulatory landscape in Tango’s highly competitive industry. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of BCTG’s registration statement on Form S-1, the registration statement on Form S-4 discussed above and other documents filed by BCTG from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and except as required by law BCTG and Tango assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither BCTG nor Tango gives any assurance that either BCTG or Tango or the combined company will achieve its expectations.

Any financial projections in this communication are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond BCTG’s and Tango’s control. While all projections are necessarily speculative, BCTG and Tango believe that the preparation of prospective financial information involves increasingly higher levels of uncertainty the further out the projection extends from the date of preparation. The assumptions and estimates underlying the projected results are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The inclusion of projections in this communication should not be regarded as an indication that BCTG and Tango, or their representatives, considered or consider the projections to be a reliable prediction of future events.

Non-Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed business combination and shall not constitute an offer to sell or a solicitation of an offer to buy any securities nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act.

Investor Contact:

Sam Martin
Argot Partners
tango@argotpartners.com

Media Contact:

Joshua R. Mansbach

Argot Partners
tango@argotpartners.com

BCTG Contact:
Christina Martinez

BCTG Acquisition Corp.

(858) 400-3120